Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in Amendment No. 4 to Form F-4 Registration Statement of JEPLAN Holdings, Inc. (File No. 333-274418) of our report dated March 8, 2024, with respect to our audits of the financial statements of JEPLAN Holdings, Inc. as of June 30, 2023 and for the period from May 29, 2023 (inception) through June 30, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

March 8, 2024